Friday, November 12, 2004

For Immediate Release

Contact: Farmers National Banc Corp.

Frank L. Paden, President
Canfield, OH 44406
330-533-3341
Fax 330-533-0451
Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. DECLARES FOURTH QUARTER CASH DIVIDEND

CANFIELD, Ohio – Farmers National Banc Corp, (OTC BB: FMNB), the parent of Farmers National Bank, announced today that the Corporation’s Board of Directors has declared a fourth quarter cash dividend of $.16 per share on its common stock, payable on December 31, 2004, to shareholders of record on December 10, 2004.

Farmers National Bank operates sixteen banking offices and ATMs throughout Mahoning, Trumbull and Columbiana counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.